UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2014

AMERICAN INTERNATIONAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8787	13-2592361
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

175 Water Street

New York, New York 10038

(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 770-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) On March 19, 2014, the Compensation and Management Resources Committee (the Committee) of the Board of Directors of American International Group, Inc. (AIG) adopted the AIG Annual Short-Term Incentive Plan (the STIP). Consistent with the compensation structure established by AIG in 2013, the STIP, which will be administered by the Committee, is a performance-based annual cash incentive plan designed to strengthen AIG’s pay-for-performance culture by providing for annual cash award opportunities tied to business and individual performance. The STIP covers a majority of AIG employees, and cash awards under the STIP are earned based on achievement against one or more performance metrics established by the Committee in respect of an annual performance period, with the first performance period running from January 1, 2014 through December 31, 2014.

For the 2014 performance period, earned awards will range from 0 to 187.5 percent of a participant’s target award, based on performance results for the applicable performance metrics. Earned awards are determined in the first quarter following the performance period and generally paid in full following such determination; however, the Committee may defer the payment of all or a portion of any earned award until the one-year anniversary of the award date. For the 2014 performance period, 50 percent of any earned award for participants in grade level 27 and above will be deferred for one year.

A copy of the STIP is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated into this Item 5.02 by reference. The foregoing summary of the STIP is qualified in its entirety by reference thereto.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	American International Group, Inc. Annual Short-Term Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN INTERNATIONAL GROUP, INC.

(Registrant)

Date: March 20, 2014	By:	/s/ Jeffrey A. Welikson

		Name:	Jeffrey A. Welikson

		Title:	Vice President, Corporate Secretary and Deputy General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	American International Group, Inc. Annual Short-Term Incentive Plan